News From

Buena, NJ 08310

Release Date: October 20, 2006	Exhibit 99.1

Contact:	Frank Gerardi Chairman & Chief Executive Officer IGI, Inc. 856-697-1441 ext. 102 www.askigi.com

IGI signs agreement with DermWorx

BUENA, NJ October 20, 2006 - IGI, INC. (AMEX: IG) a manufacturer of cosmetics, skin care, and consumer products utilizing Novasome® lipid vesicle encapsulation and other technologies, announced today that it has reached an agreement with DermWorx, Inc. to license, develop and manufacture, for DermWorx, a series of dermatological specialty products that will utilize IGI's licensed Novasome® technology. Based on the agreement between the two companies, in return for an exclusive license to the products developed using the technology, IGI will receive product development revenue, manufacturing revenues and a 7% royalty on product sales. In addition, under the agreement IGI will receive shares of DermWorx stock so that it holds approximately 19.9% of the issued and outstanding shares of common stock of DermWorx, as of the date of the agreement. The agreement is null and void if DermWorx does not pay IGI $250,000 by November 30, 2006. In addition, DermWorx must pay IGI an additional $750,000 by February 15, 2007 to be credited against development of other products.

"DermWorx management has great confidence in the IGI partnership and in IGI being able to create and manufacture innovative products that a DermWorx sales force will present to dermatologists and the retail trade. We look forward to a long term relationship with IGI", DermWorx, Inc. CEO, Steven Girgenti stated.

DermWorx, is a newly formed dermatological specialty company that intends to utilize drug delivery technologies to develop marketable patented entities for treating selected dermatological conditions. DermWorx management has extensive experience in the pharmaceutical industry and in the marketing, sales and development of dermatological specialties.

"IGI welcomes the opportunity to utilize our proprietary technologies to enhance the efficacy of products DermWorx intends to bring to market. As we expand our client base, we continue to work with Landmark Financial Corporation in exploring strategic alternatives to realize the Company's potential. These alternatives could include, but are not limited to, raising additional development capital for IGI, and/or the combination, sale or merger of the Company", stated Frank Gerardi, Chairman, CEO.

IGI is a company committed to growth by applying proprietary technologies to achieve cost-effective solutions for varied customer needs. IGI offers the patented Novasome® lipid vesicle encapsulation technology which contributes value-added qualities to cosmetics, skin care products, dermatological formulations and other consumer products, providing improved dermal absorption, low potential for irritations, controlled and sustained release as well as improved stability. IGI has licensed Novasome® lipid vesicle encapsulation technology to leading global dermatological and skin care companies including Johnson & Johnson Consumer Products, Inc., Estee Lauder Companies, Chattem Inc., Genesis Pharmaceutical, Inc. and Apollo Pharmaceutical, Inc. IGI sub-licensed the rights to obtain FDA approval for and market IGI's PTH (1-34) compound using Novasome® lipid vesicle encapsulation technology for psoriasis, which is being reformulated for Phase II clinical trials, to Manhattan Pharmaceuticals, Inc. IGI is also exploring the licensing of the topical PTH (7-34) compound for the prevention/treatment of chemotherapy induced-alopecia in patients undergoing chemotherapy. IGI markets its own line of proprietary products that are intended to diminish the visual affects of aging. These products can be found at www.miaj.com.

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This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "will," "possible," "one time," "provides an opportunity," "continue" and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.

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